SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Intervest Bancshares Corporation

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

460927106

(CUSIP Number)

January 25, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No.: 460927106	Page 2 of 17

1	NAMES OF REPORTING PERSONS: Värde Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): IA

CUSIP No.: 460927106	Page 3 of 17

1	NAMES OF REPORTING PERSONS: Värde Investment Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 4 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 5 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund V-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 6 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund VI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 7 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund VII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 8 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 9 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 10 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund IX-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

CUSIP No.: 460927106	Page 11 of 17

1	NAMES OF REPORTING PERSONS: The Värde Fund X (Master), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: None
	6	SHARED VOTING POWER: None
	7	SOLE DISPOSITIVE POWER: None
	8	SHARED DISPOSITIVE POWER: None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: None
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: None
12	TYPE OF REPORTING PERSON (see instructions): PN

Explanatory Note

This Amendment No. 1 amends and supplements the Schedule 13G originally filed with the Securities and Exchange Commission (SEC) on June 4, 2010. The Reporting Persons no longer beneficially own any shares of the Class A Common Stock of Intervest Bancshares Corporation.

Item 1(a).	Name of Issuer:

Intervest Bancshares Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

Item 2(a).	Name of Person Filing:

Värde Partners, L.P., a Delaware limited partnership, is the direct or indirect general partner of each of Värde Investment Partners, L.P., The Värde Fund, L.P., The Värde Fund V-B, L.P., The Värde Fund VI-A, L.P., The Värde Fund VII-B, L.P., The Värde Fund VIII, L.P., The Värde Fund IX, L.P., The Värde Fund IX-A, L.P. and The Värde Fund X (Master), L.P. (collectively, the “Värde Funds” and, together with Värde Partners, L.P., the “Värde Entities”).

Item 2(b).	Address of Principal Business Office or, if none, Residence:

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Item 2(c).	Citizenship:

Not applicable.

Item 2(d).	Title of Class of Securities:

Class A Common Stock

Item 2(e).	CUSIP Number:

460927106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a–8);

(e)	☐	An investment adviser in accordance with §240.13d–1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d–1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d–1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a–3);

(j)	☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J); and

(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of

institution:                     .

Item 4.	Ownership.

Item 4(a)	Amount beneficially owned: None.

Item 4(b)	Percent of Class: None.

Item 4(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: None.

(ii)	Shared power to vote or to direct the vote: None.

(iii)	Sole power to dispose or to direct the disposition of: None.

(iv)	Shared power to dispose or to direct the disposition of: None.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2013

VÄRDE PARTNERS, L.P. By Värde Partners, Inc., Its General Partner

By:	/s/ Christopher N. Giles
Name: Christopher N. Giles
Title: Senior Managing Director

VÄRDE INVESTMENT PARTNERS, L.P. By Värde Investment Partners G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner

By:	/s/ Christopher N. Giles
Name: Christopher N. Giles
Title: Senior Managing Director

THE VÄRDE FUND, L.P. By Värde Partners, L.P., Its General Partner By Värde Partners, Inc., Its General Partner

By:	/s/ Christopher N. Giles
Name: Christopher N. Giles
Title: Senior Managing Director

THE VÄRDE FUND V-B, L.P.

By Värde Fund V GP, LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND VI-A, L.P.

By Värde Investment Partners G.P., LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND VII-B, L.P.

By Värde Investment Partners G.P., LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND VIII, L.P.

By Värde Fund VIII G.P., LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND IX, L.P.

By Värde Fund IX G.P., LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND IX-A, L.P.

By Värde Fund IX G.P., LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director

THE VÄRDE FUND X (MASTER), L.P.

By The Värde Fund X (GP), L.P., Its General Partner

By The Värde Fund X GP, LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

By: /s/ Christopher N. Giles

Name: Christopher N. Giles

Title: Senior Managing Director